Filed Pursuant to Rule 433

Issuer Free Writing Prospectus

Registration No. 333-255823-01

May 24, 2021

PRICING INFORMATION

OKLAHOMA GAS AND ELECTRIC COMPANY

$500,000,000 0.553% SENIOR NOTES, SERIES DUE MAY 26, 2023

Issuer	Oklahoma Gas and Electric Company
Ratings (Moody’s / S&P / Fitch)*	A3 (Negative) / A- (Negative) / A (Stable)
Principal Amount	$500,000,000
Collateral Type	Senior Unsecured Notes
Format	SEC Registered
Trade Date	May 24, 2021
Settlement Date (T+3)	May 27, 2021
Maturity	May 26, 2023
Interest Payment Dates	Semi-annual payments on May 26 and November 26 of each year, beginning November 26, 2021
Optional Redemption Provisions Par Call	At any time on or after November 26, 2021
Benchmark Treasury	0.125% due April 30, 2023
Benchmark Treasury Yield	0.153%
Spread to Benchmark Treasury	T + 40 bps
Reoffer Yield	0.553%
Coupon	0.553%
Price to Public	100% of the principal amount
CUSIP / ISIN	678858BW0 / US678858BW07
Joint Book-Running Managers	J.P. Morgan Securities LLC
Mizuho Securities USA LLC
MUFG Securities Americas Inc.
RBC Capital Markets, LLC
U.S. Bancorp Investments, Inc.
Wells Fargo Securities, LLC
Co-Manager	BOK Financial Securities, Inc.

BOK Financial Securities, Inc., one of the underwriters, is an affiliate of BOKF, NA, the Trustee under the Indenture.

*Note:  A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawn at any time.

Settlement Date: The closing will occur on May 27, 2021, which will be more than two U.S. business days after the date of this pricing term sheet. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the senior notes on the date of pricing will be required, by virtue of the fact that the senior notes initially will settle in T+3, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisors.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC at (212) 834-4533, Mizuho Securities USA LLC at (866) 271-7403, MUFG Securities Americas Inc. at (877) 649-6848, RBC Capital Markets, LLC at (866) 375-6829, U.S. Bancorp Investments, Inc. at (877) 558-2607 or Wells Fargo Securities, LLC at (800) 645-3751.